Exhibit 99.1

GD Culture Highlights Shareholder Value of Pallas Capital Acquisition: 7,500 Bitcoin Equals Approximately $22.37 of BTC Per Share

NEW YORK, September 17, 2025 (GLOBE NEWSWIRE) — GD Culture Group Limited (“GDC” or the “Company”) (Nasdaq: GDC), today issued an updated news release regarding the shareholder value created by its recently announced acquisition of Pallas Capital Holding Ltd. (“Pallas Capital”).

As disclosed on September 16, 2025, GDC entered into a definitive share exchange agreement to acquire 100% of Pallas Capital’s issued and outstanding ordinary shares in exchange for 39,189,344 newly issued shares of GDC common stock. Through this transaction, 7,500 Bitcoin will be transferred to GDC and held as a long-term digital asset reserve upon closing.

Based on the current Bitcoin price of approximately $116,900, the acquired Bitcoin represents an aggregate value of about $876.8 million. This equates to an implied value of approximately 22.37 per share of the Company’s common stock issued for this asset acquisition.

Mr. Xiaojian Wang, Chairman and Chief Executive Officer of GDC, commented: “By completing this acquisition, we have significantly strengthened our balance sheet and established us among the top 15 publicly traded companies with the largest Bitcoin treasury reserves. Looking ahead, we will continue to evaluate opportunities to further levearege blockchain and decentralized finance (DeFi) solutions to further enhance shareholder value.”

About GD Culture Group Limited

GD Culture Group Limited (the “Company”) (Nasdaq: GDC), is a Nevada company currently conducting business mainly through its subsidiaries, AI Catalysis Corp. (“AI Catalysis”) and Shanghai Xianzhui Technology Co., Ltd. The Company plans to enter into the livestreaming market with a focus on e-commerce through its wholly owned U.S. subsidiary, AI Catalysis, a Nevada corporation incorporated in May 2023. The Company’s main businesses include AI-driven digital human technology and live-streaming e-commerce business. For more information, please visit the Company's website at https://www.gdculturegroup.com/.

Forward-Looking Statements

This announcement contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact in this announcement are forward-looking statements. These forward-looking statements involve known and unknown risks and uncertainties and are based on current expectations and projections about future events and financial trends that the Company believes may affect its financial condition, results of operations, business strategy and financial needs. Investors can identify these forward-looking statements by words or phrases such as "may," "will," "expect," "anticipate," "aim," "estimate," "intend," "plan," "believe," "potential," "continue," "is/are likely to" or other similar expressions. The Company undertakes no obligation to update forward-looking statements to reflect subsequent occurring events or circumstances, or changes in its expectations, except as may be required by law. Although the Company believes that the expectations expressed in these forward-looking statements are reasonable, it cannot assure you that such expectations will turn out to be correct, and the Company cautions investors that actual results may differ materially from the anticipated results.

For more information, please contact:

GD Culture Group Limited
Investor Relations Department
Email: ir@gdculturegroup.com

Ascent Investor Relations LLC
Tina Xiao
Phone: +1-646-932-7242
Email: investors@ascent-ir.com